Exhibit 99.1

Popeyes Louisiana Kitchen, Inc. Appoints Lizanne Thomas

to Board of Directors

ATLANTA – November 2, 2015 – Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today announced the appointment of Lizanne Thomas to its Board of Directors.

Ms. Thomas is a seasoned lawyer, corporate governance expert and business leader who currently serves as Partner-In-Charge of the Southern U.S. Region of Jones Day, one of the world’s largest international law firms.

She currently leads the firm’s global corporate governance practice. In this role, Ms. Thomas has lectured on governance to leading business organizations, companies, and universities throughout the world.

“Lizanne has the strong governance background we were seeking, with over 30 years of experience providing her expertise to top tier companies like Procter & Gamble and Starwood Hotels and Resorts,” said John Cranor, Chairman, Popeyes Louisiana Kitchen, Inc. “We welcome her to the PLKI board and look forward to her contributions.”

Ms. Thomas has also been a member of the Board of Directors of Krispy Kreme Doughnuts, Inc. for the past 11 years, and serves as chair of the Governance Committee and member of the Audit Committee.

“Lizanne brings a wealth of industry knowledge and an exceptional board room reputation,” said Cheryl Bachelder, Popeyes Chief Executive Officer. “We look forward to adding her experience and enthusiasm to our conversations.”

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of July 12, 2015, we operated and franchised 2,443 Popeyes restaurants in 48 states, three territories and 27 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

Forward-Looking Statement

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to the trading plan described above. These forward-looking statements are based upon current plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company. These risks, uncertainties and other factors are described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

PLKI Contact Information

Investor inquiries:

Popeyes Louisiana Kitchen, Inc.

Grady Walker, 404-459-4584

Treasurer and Director of Investor Relations

investor.relations@popeyes.com

or

Media inquiries:

Coltrin & Associates, Inc.

Jennifer Webb, 212-221-1616 ext. 111

Senior Vice President, Operations

jennifer_webb@coltrin.com